Exhibit 10.2

EXECUTION VERSION

TAX MATTERS AGREEMENT

This Tax Matters Agreement (this “Agreement”) is entered into as of August 4, 2014, by and between Tribune Media Company, a Delaware corporation (“Tribune”) and Tribune Publishing Company, a newly formed Delaware corporation and a wholly owned subsidiary of Tribune (“Tribune Publishing”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of August 3, 2014, by and between Tribune and Tribune Publishing (the “Separation and Distribution Agreement”).

RECITALS

WHEREAS, Tribune is the parent corporation of a group of limited liability companies and nonconsolidated corporate subsidiaries;

WHEREAS, pursuant to the Separation and Distribution Agreement, among other things, Tribune will transfer or cause to be transferred to Tribune Publishing (pursuant to certain preliminary restructuring transactions) all of the Publishing Business Assets, and Tribune Publishing will assume all of the Publishing Assumed Liabilities (the “Contribution”);

WHEREAS, on the Distribution Date, Tribune will distribute 98.5% of the issued and outstanding shares of Tribune Publishing Common Stock on a pro rata basis to the holders of Distributing Common Stock and Distributing Warrants;

WHEREAS, the parties to this Agreement intend that (i) the Contribution, together with the Distribution, qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) the Distribution qualify as a distribution of Tribune Publishing stock to Tribune stockholders eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (iii) the Special Payment qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, to the extent that Tribune distributes the Special Payment to its creditors and/or shareholders in connection with the transactions; and (iv) no gain or loss be recognized as a result of such transactions for U.S. federal income tax purposes by any of Tribune, Tribune Publishing, and their respective stockholders and Subsidiaries (except to the extent of cash received in lieu of fractional shares); and

WHEREAS, Tribune and Tribune Publishing desire to set forth their rights and obligations with respect to Taxes due for periods before and after the Distribution Date and other Tax matters relating to the transactions contemplated by the Separation and Distribution Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

“Agreement” has the meaning set forth in the preamble.

“Applicable Federal Rate” means the rate computed pursuant to Section 1274(d) of the Code, compounded quarterly, with respect to the applicable period.

“Code” has the meaning set forth in the recitals.

“Contribution” has the meaning set forth in the recitals.

“Distribution Disqualification” means that (i) the Contribution, taken together with the Distribution, fails to qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code pursuant to which no gain or loss is recognized for U.S. federal income tax purposes by any of Tribune, Tribune Publishing or their Subsidiaries; (ii) the Distribution fails to qualify as a distribution eligible for nonrecognition under Sections 355 and 361 of the Code, pursuant to which no gain or loss is recognized for U.S. federal income tax purposes by any of Tribune, Tribune Publishing, their Subsidiaries, or the stockholders of Tribune, except to the extent of cash received in lieu of fractional shares; and/or (iii) the Special Payment fails to qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, but only to the extent that Tribune distributes the Special Payment to its creditors or shareholders. For the avoidance of doubt, a Distribution Disqualification shall occur if Tribune or any of its Subsidiaries recognizes gain pursuant to Section 355(d), 355(e) and/or 355(f) of the Code with respect to the Distribution.

“Distribution Tax Opinion” means a written opinion of Tribune Tax Counsel, addressed to Tribune and Tribune Publishing and dated as of the Distribution Date, in form and substance reasonably satisfactory to Tribune, to the effect that (i) the Contribution, together with the Distribution, will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; (ii) the Distribution will qualify as a distribution of Tribune Publishing stock to Tribune stockholders eligible for nonrecognition under Sections 355(a) and 361(c) of the Code; (iii) the Special Payment will qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, to the extent that Tribune distributes the Special Payment to its creditors and/or shareholders in connection with the Transactions; and (iv) no gain or loss be recognized as a result of the Transactions for U.S. federal income tax purposes by any of Tribune, Tribune Publishing, and their respective stockholders and Subsidiaries (except to the extent of cash received in lieu of fractional shares).

“Distribution Tax Representations” means customary representations and covenants, including those contained in certificates of Tribune, Tribune Publishing and certain stockholders of Tribune, reasonably satisfactory in form and substance to Tribune Tax Counsel, upon which the Distribution Tax Opinion will be based.

“Final Determination” means a determination within the meaning of Section 1313 of the Code or any similar provision of state or local tax law.

“Governmental Authority” means any foreign, federal, state or local court, administrative agency, official board, bureau, governmental or quasi-governmental entities having competent jurisdiction over Tribune or Tribune Publishing, any of their respective Subsidiaries and any other tribunal or commission or other governmental department, authority or instrumentality or any subdivision, agency, mediator, commission or authority of competent jurisdiction.

“Income Taxes” means any and all Taxes based upon or measured by net or gross income (including alternative minimum tax under Section 55 of the Code) and including any liability described in clauses (ii) or (iii) of the definition of “Taxes” that relates to any such Tax.

“Indemnified Party” has the meaning set forth in Section 5.01.

“Indemnifying Party” has the meaning set forth in Section 5.01.

“IRS” means the United States Internal Revenue Service or any successor agency thereto, including its agents, representatives and attorneys.

“IRS Ruling” means the private letter ruling from the IRS received by Tribune on March 7, 2014.

“IRS Submission” means each of (i) a request submitted by Tribune to the IRS for (A) the IRS Ruling and (B) any other ruling in connection with the Contribution or the Distribution that Tribune deems to be appropriate and (ii) any supplemental materials submitted to the IRS relating thereto.

“Non-Preparer Party” has the meaning set forth in Section 2.02.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

“Post-Distribution Period” means any taxable year or other taxable period beginning after the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Distribution Date.

“Potential Disqualifying Action” has the meaning set forth in Section 10.02(a).

“Pre-Distribution Period” means any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.

“Publishing Holdco” means Tribune Publishing Company, LLC.

“Separation and Distribution Agreement” has the meaning set forth in the preamble.

“Special Payment” means the distribution of cash from Tribune Publishing to Tribune in connection with the Contribution, as described in Section 2.1(d) of the Separation and Distribution Agreement.

“Subsidiary” means, with respect to any Person (but subject to the proviso in the definition of Affiliate, as such term is defined in the Separation and Distribution Agreement), a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in the equity thereof, (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

“Tax” or “Taxes” means (i) all taxes, charges, fees, duties, levies, imposts, required deposits, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Taxing Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), custom duties, property (including real, personal or intangible), sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties or additions attributable thereto; (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any consolidated, combined, unitary or similar group or being (or having been) included or required to be included in any Tax Return related thereto (including pursuant to U.S. Treasury Regulation § 1.1502-6); and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Attribute” means any net operating loss carryover or carryback, net capital loss carryover or carryback, investment tax credit carryover or carryback, foreign tax credit carryover or carryback, charitable deduction carryover or carryback or other similar item that could reduce Income Tax for a past or future taxable period.

“Tax Benefit” means, (i) in the case of a separate state, local or other Tax Return not described in clause (ii), the sum of the amount by which the Tax liability (after giving effect to any alternative minimum or similar Tax) of a corporation to the appropriate Taxing Authority is reduced (including by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such Tax liability, and (ii) in the case of a consolidated federal Tax Return or combined, unitary or other similar state, local or other Tax Return, the sum of the amount by which the Tax liability of the affiliated group (within the meaning of Section 1504(a) of the Code) or other relevant group of corporations to the appropriate government or jurisdiction is reduced (including by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such Tax liability, determined in the case of clauses (i) or (ii) by comparing the Tax liability on the applicable Tax Return that would arise with and without the item potentially giving rise to the Tax Benefit.

“Tax Contest” has the meaning set forth in Section 5.01.

“Tax Dispute” has the meaning set forth in ARTICLE IX.

“Tax Dispute Arbitrator” has the meaning set forth in ARTICLE IX.

“Tax-Free Status of the Transactions” means each of the intended tax consequences specified in the fourth recital hereto.

“Tax Materials” has the meaning set forth in Section 10.01(a).

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Agreements” means the Separation and Distribution Agreement and the Ancillary Agreements.

“Transactions” has the meaning set forth in Section 2.04(a).

“Tribune” has the meaning set forth in the preamble.

“Tribune Business” means all of the businesses and operations conducted by the Tribune Group (other than the Publishing Business) at any time, whether prior to, on or after the Distribution Date.

“Tribune Group” means Tribune and all Subsidiaries of Tribune at any time preceding, at or following the Contribution, but shall not include any member of the Tribune Publishing Group.

“Tribune Publishing” has the meaning set forth in the preamble.

“Tribune Publishing Common Stock” means the common stock of Tribune Publishing, par value $0.001 per share.

“Tribune Publishing Group” means Tribune Publishing and all entities that are Subsidiaries of Tribune Publishing immediately following the Contribution. For the avoidance of doubt, any direct or indirect predecessor by conversion, liquidation or merger of any such entity shall also be considered to be part of the Tribune Publishing Group during the period of its existence prior to the Contribution.

“Tribune Publishing Return” has the meaning set forth in Section 2.01(b).

“Tribune Return” has the meaning set forth in Section 2.01(a).

“Tribune Tax Counsel” means Debevoise & Plimpton LLP.

ARTICLE II

TAX RETURNS AND TAX PAYMENTS

Section 2.01 Obligations to File Tax Returns.

(a) Tribune shall prepare and file or cause to be filed any Tax Return that is required to be filed (whether before, on or after the Distribution Date) that includes, or otherwise reflects the income and activities of, both (i) one or more members of the Tribune Group and (ii) one or more members of the Tribune Publishing Group (a “Tribune Return”). In the event that under applicable law any Tribune Return must be filed by any member of the Tribune Publishing Group, Tribune Publishing and Tribune shall reasonably cooperate in filing such Tribune Return and, subject to Section 2.04, remitting any Taxes due in connection with such Tribune Return. All Tribune Returns shall be prepared on a basis that is consistent with the Distribution Tax Opinion, the IRS Ruling, and past practice. Each member of the Tribune Publishing Group hereby irrevocably authorizes and designates Tribune as its agent, coordinator and administrator for the purpose of taking any and all actions necessary or incidental to the filing of any such Tribune Return and, except as otherwise provided herein, for the purpose of making payments to, or collecting refunds from, any Taxing Authority in respect of a Tribune Return. Tribune Publishing shall cause members of the Tribune Publishing Group to promptly prepare and deliver to Tribune in a manner consistent with past practices pro forma Tax Returns and tax information packages with respect to any Tribune Return. Except as otherwise provided herein, Tribune shall have the exclusive right to file, prosecute, compromise or settle any claim for refund for Taxes in respect of a Tribune Return for which Tribune bears responsibility hereunder and to determine whether any refunds of such Taxes to which any member of the Tribune Group may be entitled shall be received by way of refund or credit against the Tax liability of such member of the Tribune Group, provided, however, that Tribune Publishing shall be entitled to participate in the pursuit of such Tax refund claim at its own expense if Tribune Publishing would receive such Tax refund under the terms of this Agreement.

(b) Tribune Publishing shall prepare and file or cause to be filed any other Tax Return with respect to one or more members of the Tribune Publishing Group that includes a portion of the Pre-Distribution Period (a “Tribune Publishing Return”) that is required to be filed after the Distribution Date. For the avoidance of doubt, the term “Tribune Publishing Return” includes any Tax Return (other than a Tribune Return) for any taxable period that includes a portion of the Pre-Distribution Period and relates to one or more members of the Tribune Publishing Group. In the event that under applicable law any Tribune Publishing Return must be filed by any member of the Tribune Group, Tribune Publishing and Tribune shall reasonably cooperate in filing such Tribune

Publishing Return and, subject to Section 2.04, remitting any Taxes due in connection with such Tribune Publishing Return. All Tribune Publishing Returns shall be prepared on a basis that is consistent with the Distribution Tax Opinion, the IRS Ruling and past practice. Except as otherwise provided herein, Tribune Publishing shall have the exclusive right to file, prosecute, compromise or settle any claim for refund for Taxes in respect of a Tribune Publishing Return for which Tribune Publishing bears responsibility hereunder and to determine whether any refunds of such Taxes to which members of the Tribune Publishing Group may be entitled shall be received by way of refund or credit against the Tax liability of such members, provided, however, that Tribune shall be entitled to participate in the pursuit of such Tax refund claim at its own expense if Tribune would receive such Tax refund under the terms of this Agreement.

Section 2.02 Review of Tax Returns. No later than thirty (30) days prior to the date on which any Tribune Return or Tribune Publishing Return is required to be filed (taking into account any valid extensions), if the party that is not responsible for preparing such Tax Return under Section 2.01 (the “Non-Preparer Party”) is responsible for any portion of the Taxes reported on such Tax Return, the party responsible for preparing such Tax Return under Section 2.01 shall (a) submit or cause to be submitted to the Non-Preparer Party such Tax Return for review and comment and (b) shall consider in good faith any changes to such Tax Return reasonably requested by the Non-Preparer Party, to the extent that such changes relate to items for which the Non-Preparer Party has responsibility hereunder. The provisions of this Section 2.02 shall also apply to the U.S. federal income tax return of Publishing Holdco for its taxable year 2014, regardless of whether the Non-Preparer Party is responsible for any portion of the Taxes reported on such Tax Return.

Section 2.03 Obligation to Remit Taxes. Tribune and Tribune Publishing shall each timely remit or cause to be timely remitted to the applicable Taxing Authority any Taxes due in respect of any Tax Return that such party is required to file or cause to be filed (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such party or a member of such party’s group to any Taxing Authority) and shall be entitled to reimbursement for such payments to the extent provided herein; provided, however, that in the case of any Tax Return, the Non-Preparer Party shall remit to the Party required to file such Tax Return in immediately available funds the amount of any Taxes reflected on such Tax Return for which the Non-Preparer Party is responsible hereunder at least two (2) Business Days before payment of the relevant amount is due to a Taxing Authority.

Section 2.04 Tax Sharing and Indemnification Obligations.

(a) Tribune Publishing shall be liable for and shall indemnify and hold the Tribune Group harmless against any Taxes

(i) resulting from the Contribution, the Distribution or any transaction associated therewith (the “Transactions”), including Taxes arising from any Distribution Disqualification, in each case to the extent that such Taxes arise as a result of (A) any action (or failure to take any reasonably required action to avoid a Distribution Disqualification), whether or not otherwise permitted under Section 10.02, by any member of the Tribune Publishing Group at any time or (B) an issuance of stock by Tribune Publishing or any of its Affiliates or any change in the ownership (by vote or value, including as a result of any shift in voting power) of any such entities that causes Section 355(d), Section 355(e) and/or Section 355(f) of the Code to apply to the Distribution,

(ii) resulting from any breach by any member of the Tribune Publishing Group of any representation, covenant or obligation of Tribune Publishing under this Agreement, any other Transaction Agreement or any Tax Material, to the extent that Taxes resulting from such breach are attributable to (A) a Distribution Disqualification or (B) a breach of Section 6.02(a) hereof, or

(iii) of the Tribune Publishing Group or any member thereof arising in the Post-Distribution Period or otherwise payable with respect to a Tribune Publishing Return, but not including any Taxes attributable to the income, employees, assets or transactions of the Tribune Business or any Taxes attributable to the Transactions.

Notwithstanding anything herein to the contrary, Tribune Publishing shall not be required to indemnify the Tribune Group under Section 2.04(a)(i)(A) or Section 2.04(a)(ii) for any Taxes that would have been imposed or incurred in the absence of any action, failure to act or breach of any representation, covenant or obligation under any Transaction Agreement or any Tax Material by Tribune Publishing and/or any of their Affiliates. In the event that any Taxes arise with respect to the Transactions (except as a result of Section 355(d), Section 355(e) or Section 355(f) of the Code) as a result of both (and neither one alone) a fact or circumstance described under Section 2.04(a)(i)(A) or Section 2.04(a)(ii) and any action by Tribune or breach by Tribune of any representation, covenant or obligation under any Transaction Agreement or any Tax Material, such Taxes shall be borne equally by Tribune, on the one hand, and Tribune Publishing, on the other hand.

(b) Except for Taxes for which Tribune Publishing is responsible under Section 2.04(a) or any other provision of this Agreement, Tribune shall be liable for and shall indemnify and hold the Tribune Publishing Group harmless against any Taxes (i) of the Tribune Group or any member thereof or attributable to the income, employees, assets or transactions of the Tribune Business, (ii) of the Tribune Publishing Group or any member thereof arising in any period, or portion thereof, ending on or before the Distribution Date and payable with respect to a Tribune Return or (iii) resulting from the Transactions, including Taxes arising from any Distribution Disqualification.

(c) For all purposes of this Agreement, Taxes shall be allocated to the Pre-Distribution Period and the Post-Distribution Period based on an actual or hypothetical closing of the books at the close of the Distribution Date, except that property Taxes and similar Taxes shall be allocated on a daily pro rata basis between such periods.

(d) Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements, arrangements or practices between any member of the Tribune Group and any member of the Tribune Publishing Group shall be terminated as of the Distribution Date, and no member of the Tribune Publishing Group shall have any continuing rights or obligations thereunder.

(e) Tribune Publishing shall be entitled to any refund of or credit for Taxes for which Tribune Publishing is responsible under this Agreement, and Tribune shall be entitled to any refund of or credit for Taxes for which Tribune is responsible under this Agreement. A party receiving a refund to which another party is entitled pursuant to this Agreement shall pay the amount to which such other party is entitled within five (5) days after the receipt of the refund. Each party shall be entitled to offset any amount which it is owed under the Transaction Agreements by any amounts owed to it by the other party under this Section 2.04(e) or any other provision of this Agreement.

(f) All indemnification obligations in respect of Taxes pursuant to this Agreement shall be increased to include (i) all reasonable accounting, legal and other professional fees and court costs incurred in connection with such Taxes, (ii) with respect to Taxes related to the Transactions, all costs, damages or settlement payments associated with any stockholders litigation in respect of adverse Tax consequences of the Transactions, provided, in the case of settlement payments, that any settlement of such litigation for an amount equal to or in excess of $5 million shall not be made without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned, and (iii) Taxes resulting from indemnification payments hereunder, and shall be reduced by any Tax Benefit realized by the Indemnified Party in respect of Taxes or other losses subject to indemnification under this Agreement.

(g) The parties agree that any payments made among the parties pursuant to this Agreement or the Separation and Distribution Agreement shall be treated, to the extent permitted by law, for all Tax purposes as contributions to or distributions from Tribune Publishing made immediately prior to the Distribution.

ARTICLE III

CARRYBACKS; AMENDED RETURNS; COMPENSATION DEDUCTIONS

Section 3.01 Carrybacks. Without the consent of Tribune, no member of the Tribune Publishing Group shall carry back any Tax Attribute (unless required to carry back such Tax Attribute by law) from a Post-Distribution Period to a Pre-Distribution Period, provided that if the carryback is required by law, Tribune (or any other member of the Tribune Group receiving any Tax Benefit with respect to such carryback) shall promptly remit to Tribune Publishing any Tax Benefit it realizes with respect to any such carryback. Unless Tribune consents otherwise, each applicable member of the Tribune Publishing Group shall elect to forego the right to carry back any Tax Attributes from a Post-Distribution Period to a Pre-Distribution Period.

Section 3.02 Amended Returns. Tribune Publishing shall not, and shall not permit any member of the Tribune Publishing Group to, file any amended Tribune Publishing Return with respect to which Tribune would have any increased liability for Taxes under Section 2.04(b), or any Tribune Return, without the prior written consent of Tribune, unless such filing is required by applicable law, in which case such consent shall not be unreasonably withheld, conditioned or delayed. Tribune shall not, and shall not permit any member of the Tribune Group to, file any amended Tribune Return with respect to which Tribune Publishing would have any increased liability for Taxes under Section 2.04(a) without the prior written consent of Tribune Publishing, unless such filing is required by applicable law, in which case such consent shall not be unreasonably withheld, conditioned or delayed.

Section 3.03 Tax Benefit Realized. For purposes of this Agreement, a Tax Benefit shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing of a Tax Return (including any relating to estimated Taxes) on which a loss, deduction or credit is applied in reduction of Taxes which would otherwise be payable. If any Tax Benefit is subsequently reduced or disallowed as a result of an audit, the party that had previously received a payment (or was entitled to reduce a payment that such party was otherwise required to make) on account of such Tax Benefit shall promptly pay an amount equal to the amount so reduced or disallowed to the other party.

Section 3.04 Deductions with Respect to Compensation, Etc.

(a) All deductions for United States federal, state and local Income Tax purposes resulting from the exercise of compensatory options, restricted stock units or similar awards issued prior to the Distribution Date with respect to stock of Tribune shall be taken by Tribune or a member of the Tribune Group, and no party to this Agreement shall take any position on any Tax Return which is inconsistent with such treatment, unless required to do so pursuant to a Final Determination to such effect. For the avoidance of doubt, all deductions for United States federal, state and local Income Tax purposes resulting from the exercise of compensatory options, restricted stock units or similar awards with respect to stock of Tribune Publishing shall be taken by Tribune Publishing or a member of the Tribune Publishing Group.

(b) If, by reason of a subsequent Final Determination as to the treatment of any tax deductions related to the compensatory options referred to in Section 3.04(a) above, a Taxing Authority determines that a member of the Tribune Publishing Group is entitled to such deduction, then Tribune Publishing shall, and shall cause the Tribune Publishing Group to, pay to Tribune the amount of any Tax Benefits that result therefrom within ten (10) days of the date on which such Tax Benefits are realized.

(c) The principles of paragraphs (a) and (b) shall apply, mutatis mutandis, to other items of compensation expense or transaction expense that are economically borne by members of the Tribune Group, including, for the avoidance of doubt, severance bonuses or other similar compensatory payments made by Tribune to employees who are transferred to Tribune Publishing or its Subsidiaries in connection with the Contribution.

ARTICLE IV

PAYMENTS

Section 4.01 Payments. Except as otherwise provided in Section 2.03 or Section 3.04, payments due under this Agreement shall be made no later than thirty (30) days after the receipt or crediting of a refund, the realization of a Tax Benefit for which the other party is entitled to reimbursement, the delivery of notice of payment of a Tax for which the other party is responsible under this Agreement, or the delivery of notice of a Final Determination which results in such other party becoming obligated to make a payment hereunder to the other party hereto. Payments due hereunder, but not made within such 30-day period, shall be accompanied with interest at a rate equal to the Applicable Federal Rate from the due date of such payment.

Section 4.02 Notice. Tribune and Tribune Publishing shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.

ARTICLE V

TAX CONTESTS

Section 5.01 Notice. Tribune or Tribune Publishing, as applicable (the “Indemnified Party”), shall promptly notify the other party (the “Indemnifying Party”) in writing upon receipt by the Indemnified Party or any Affiliate thereof of a written communication from any Taxing Authority with respect to any pending or threatened audit, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the Indemnifying Party may be liable under this Agreement. The failure of the Indemnified Party to promptly notify the Indemnifying Party shall only relieve the Indemnifying Party from its obligation to indemnify for such Taxes to the extent that the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise).

Section 5.02 Control of Contests. Tribune shall have sole control of any Tax Contest related to (a) any Tribune Return or (b) the Tax-Free Status of the Transactions, including the exclusive right to communicate with agents of the Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, provided, however, that in the case of any such Tax Contest that may affect Taxes for which Tribune Publishing has responsibility hereunder, Tribune Publishing may participate fully in the Tax Contest at its own expense. Tribune Publishing shall have sole control of any Tax Contest related to any Tribune Publishing Return, including the exclusive right to communicate with agents of the Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, provided, however, that in the case of any such Tax Contest that may affect Taxes for which Tribune has responsibility hereunder, Tribune may participate fully in the Tax Contest at its own expense. In the case of any such Tax Contest relating to Taxes for which the potential liability of the Indemnifying

Party under this Agreement equals or exceeds $1,000,000, (A) the Indemnified Party shall not settle or concede any such Tax Contest without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned and (B) absent a settlement of such Tax Contest pursuant to subclause (A) above, the Indemnified Party shall be required to pursue, at the Indemnifying Party’s expense, such Tax Contest through one level of appellate judicial review (it being understood that the Indemnified Party shall have no obligation to pursue such Tax Contest beyond one level of appellate judicial review).

ARTICLE VI

COOPERATION

Section 6.01 General.

(a) Tribune and Tribune Publishing shall cooperate with each other in the filing of any Tax Returns and the conduct of any Tax Contest and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments which do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for a Post-Distribution Period.

(b) Tribune shall, and shall cause the Tribune Subsidiaries to, make information in the possession of the Tribune Group available to Tribune Publishing for purposes of preparation and compilation by Tribune Publishing and Tribune Publishing’s advisors of those reports and studies necessary for Tribune Publishing in order for it to comply with its Tax reporting and filing obligations in Post-Distribution Periods, including but not limited to studies related to the earnings and profits of Tribune Publishing as of the Distribution Date and the Tax basis in assets and the stock of corporate subsidiaries.

(c) Tribune Publishing shall, and shall cause the Tribune Publishing Subsidiaries to, cooperate in enabling Tribune to comply with the representations made by Tribune in connection with the IRS Ruling, including all cooperation necessary to enable Tribune to vote its retained shares of Tribune Publishing in proportion to the votes cast by other shareholders of Tribune Publishing.

Section 6.02 Consistent Treatment.

(a) Unless and until there has been a Final Determination to the contrary, each party agrees to treat (i) the Contribution, together with the Distribution, as a tax–free reorganization qualifying under Section 368(a)(1)(D) of the Code and (ii) the Distribution as a transaction qualifying under Sections 355 and 361 of the Code, pursuant to each of which no gain or loss is recognized by any of Tribune, Tribune Publishing and their respective shareholders and Subsidiaries (except to the extent of cash received in lieu of fractional shares).

(b) Unless and until there has been a Final Determination to the contrary, Tribune Publishing shall file or cause to be filed all Tax Returns of a member of the Tribune Publishing Group or relating to the Publishing Business and shall conduct any Tax Contests in respect of a member of the Tribune Publishing Group or the Publishing Business in a manner consistent with Tribune’s determination of the adjusted Tax basis of any asset and the amount of any Tax Attribute or any similar item held by the Tribune Publishing Group at the time of the Distribution.

ARTICLE VII

RETENTION OF RECORDS; ACCESS

The Tribune Group and the Tribune Publishing Group shall (a) in accordance with their respective then current record retention policies or for the period required by applicable law, if longer, retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any member of either the Tribune Group or the Tribune Publishing Group for any Pre-Distribution Period or any Post-Distribution Period or for any Tax Contests relating to such Tax Returns; and (b) give to the other party reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting party. If at any time after the Distribution Date, the Tribune Group or the Tribune Publishing Group proposes to destroy such material or information, it shall first use commercially reasonable efforts to notify the other group in writing and such other group shall be entitled to receive at its cost and expense such materials or information proposed to be destroyed.

ARTICLE VIII

SURVIVAL

Notwithstanding any other provision in this Agreement, all representations under this Agreement shall survive until 30 days after the expiration of the statute of limitations period (giving effect to any written waiver, mitigation or extension thereof) applicable to the matters covered thereby and the resolution of all disputes under this Agreement with respect to any such matter that arose during such period. All covenants and agreements contained in this Agreement shall survive indefinitely.

ARTICLE IX

DISPUTE RESOLUTION

Tribune and Tribune Publishing shall attempt in good faith to resolve any disagreement arising with respect to this Agreement, including, but not limited to, any dispute in connection with a claim by a third party (a “Tax Dispute”). Either party may give the other party written notice of any Tax Dispute not resolved in the normal course of business. If the parties cannot agree by the tenth Business Day following the date on which one party gives such notice, then the parties shall promptly retain the services of a nationally recognized law or accounting firm reasonably acceptable to the parties (the “Tax Dispute Arbitrator”). If the parties cannot agree on the selection of the Tax Dispute Arbitrator, then each party shall designate a nationally recognized law or accounting firm, and such firms shall select the Tax Dispute Arbitrator. The Tax Dispute Arbitrator shall be instructed to resolve the Tax Dispute and such resolution shall be (a) set forth in writing and signed by the Tax Dispute Arbitrator, (b) delivered to each party involved in the Tax Dispute as soon as practicable after the Tax Dispute is submitted to the Tax Dispute Arbitrator but no later than the 15th day after the Tax Dispute Arbitrator is instructed to resolve the Tax Dispute, (c) made in accordance with this Agreement, and (d) final, binding and conclusive on the parties involved in the Tax Dispute on the date of delivery of such resolution. The Tax Dispute Arbitrator shall only be authorized on any one issue to decide in favor of and choose the position of either of the parties involved in the Tax Dispute or to decide upon a compromise position between the ranges presented by the parties to the Tax Dispute Arbitrator. The Tax Dispute Arbitrator shall base its decision solely upon the presentations of the parties to the Tax Dispute Arbitrator at a hearing held before the Tax Dispute Arbitrator and upon any materials made available by either party and not upon independent review. The fees and expenses of the Tax Dispute Arbitrator shall be borne 50% by Tribune and 50% by Tribune Publishing. Tribune and Tribune Publishing shall keep the decision of the Tax Dispute Arbitrator confidential.

ARTICLE X

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 10.01 Representations and Warranties.

Each of Tribune and Tribune Publishing hereby represents and warrants that (i) it has examined (or upon receipt will examine) (A) the IRS Ruling and any other rulings issued by the IRS in connection with the Distribution, (B) the Distribution Tax Opinion, (C) each IRS Submission, (D) the Distribution Tax Representations and (E) any other materials delivered or deliverable by Tribune, Tribune Publishing and their Affiliates in connection with the rendering by Tribune Tax Counsel of the Distribution Tax Opinion and the issuance by the IRS of the IRS Ruling and such other rulings (all of the foregoing, collectively, the “Tax Materials”), (ii) the facts presented and the representations made therein, to the extent descriptive of or otherwise relating to Tribune, Tribune Publishing and their Affiliates, are or will be true, correct and complete in all material respects from the time presented or made through and including the Distribution Date and (iii) except as set forth in a Schedule to this Agreement, or as provided for in a “safe harbor” under Treasury Regulation Section 1.355-7(d), during the two years preceding the date of this Agreement, and until the date of the Distribution, there has been and will be no change in ownership of Distributing Common Stock or Tribune Publishing Common Stock as part of the same plan as the Distribution, all within the meaning of Section 355(e) of the Code. Each of Tribune and Tribune Publishing represents and warrants that the representations and warranties set forth in this Section 10.01(a) shall be true and correct as of the date of this Agreement and at all times through and including the Distribution Date.

Section 10.02 Covenants Relating to the Distribution.

(a) Tribune Publishing shall not, nor shall it permit any of its Subsidiaries to take any action, including entering into any agreement, understanding or arrangement or any substantial negotiations with respect to any transaction or series of transactions that could (i) cause a Distribution Disqualification to occur or (ii) jeopardize, directly or indirectly, the conclusions of any ruling received from the IRS, or opinion of counsel received from Tribune Tax Counsel in connection with the Transactions, including any action or failure to act that is inconsistent with any representation made in the Tax Materials (any such action or failure to act, a “Potential Disqualifying Action”).

(b) Until the first day after the second anniversary of the Distribution Date, Tribune Publishing shall not enter into any agreement, understanding or arrangement or any substantial negotiations with respect to any transaction (including a merger to which Tribune Publishing is a party) involving the acquisition of stock of Tribune Publishing or a shift of ownership (by vote or value) of Tribune Publishing, and shall not issue any additional shares of capital stock, modify its certificate of incorporation (or other organizational documents) so as to modify the terms or conditions of any class of stock, or transfer or modify any option, warrant, convertible obligation or other instrument that provides for the right or possibility to issue, redeem or transfer any equity interest in Tribune Publishing (or enter into any agreement, understanding, arrangement or any substantial negotiations with respect to any such issuance, transfer or modification). Notwithstanding the foregoing,

(i) Tribune Publishing may issue additional equity interests in Tribune Publishing to a person in a transaction to which Section 83 or Section 421(a) or (b) of the Code applies in connection with the person’s performance of services as an employee, director or independent contractor of (A) Tribune Publishing or its Subsidiaries, (B) any other person that is related to Tribune Publishing under Section 355(d)(7)(A) of the Code or (C) a corporation the assets of which Tribune Publishing acquires in a reorganization under Section 368 of the Code, provided that such stock is not excessive by reference to the services performed by such person and such person or a coordinating group of which the person is a member will not be a controlling shareholder or a ten-percent shareholder of Tribune Publishing (within the meaning of Treasury Regulations Section 1.355-7(h)(3) and (14)) immediately after the issuance of such common stock; and

(ii) Tribune Publishing may issue additional shares of common stock of Tribune Publishing to a retirement plan of Tribune Publishing or any other person that is treated as the same employer as Tribune Publishing under Section 414(b), (c), (m), or (o) of the Code that qualifies under Section 401(a) or 403(a) of the Code, provided that the stock acquired by all of the qualified plans of Tribune Publishing and such other persons during the four-year period beginning two years before the Distribution Date does not, in the aggregate, represent more than ten percent of the total combined voting power of all classes of stock of Tribune Publishing entitled to vote or more than ten percent of the total value of shares of all classes of stock of Tribune Publishing.

The intent of the foregoing clauses (i) and (ii) is to permit certain equity issuances by Tribune Publishing, but solely to the extent such issuances would comply with Safe Harbor 8 or 9 set forth in Treasury Regulations Section 1.355-7(d)(8) or (9), and in each case so that such issuances would not cause Tribune or any of its Subsidiaries to recognize gain pursuant to Section 355(d), 355(e) and/or 355(f) of the Code with respect to the Distribution. To the extent the Treasury Regulations (or the Code) are amended and such amendments could affect the Tax-Free Status of the Transactions, such amendments shall automatically be incorporated by reference into the requirements of the foregoing clauses (i) and (ii) and/or the other relevant parts of this Section 10.02, if applicable.

(c) Until the first day after the second anniversary of the Distribution Date, Tribune Publishing shall not, and shall not permit any of its Subsidiaries to, repurchase any shares of stock of Tribune Publishing except to the extent consistent with the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696, as the same may be modified or supplemented from time to time, and only to the extent not revoked.

(d) Until the first day after the second anniversary of the Distribution Date, Tribune Publishing shall, and shall cause its wholly owned Subsidiaries that are a part of Tribune Publishing’s “separate affiliated group” (within the meaning of Section 355(b)(3) of the Code) to, continue the active conduct of the Publishing Business (determined in accordance with Section 355(b) of the Code).

(e) Until the first day after the second anniversary of the Distribution Date, Tribune Publishing shall not voluntarily dissolve, liquidate, merge or consolidate with any other person, unless, in the case of a merger or consolidation, Tribune Publishing is the survivor of the merger or consolidation and the transaction otherwise complies with the other provisions of this Section 10.02.

(f) Notwithstanding the foregoing, the provisions of this Section 10.02 shall not prohibit Tribune Publishing from implementing any Potential Disqualifying Action or any other action described in Section 10.02(b), (c), (d) or (e), subject to, and without limiting or modifying, Tribune Publishing’s indemnification obligations under Section 2.04(a), if (i) Tribune Publishing obtains the written consent of Tribune (which consent may be given or withheld in Tribune’s sole discretion), (ii) Tribune Publishing obtains a supplemental ruling from the IRS or an opinion of a nationally recognized law firm, in form and substance reasonably satisfactory to Tribune, that the taking of such action will not adversely affect, directly or indirectly, the Tax-Free Status of the Transactions or result in a Distribution Disqualification or (iii) such action would be permitted under Section 10.02(b)(i) or (ii).

(g) Following the Distribution, Tribune Publishing, Publishing Holdco and their Subsidiaries treated as corporations for U.S. federal income tax purposes shall be treated as a “consolidated group” within the meaning of Treasury Regulations Section 1.1502-1(h) and shall elect to file consolidated returns in accordance with Treasury Regulations Section 1.1502-75 for the taxable year of Tribune Publishing in which the Distribution occurs. Tribune Publishing shall be treated as the common parent of such consolidated group, and such consolidated group shall adopt the taxable year of Tribune Publishing.

ARTICLE XI

MISCELLANEOUS PROVISIONS

To the extent not inconsistent with any specific term of this Agreement, the following sections of the Separation and Distribution Agreement shall apply in relevant part to this Agreement: 13.1 (Amendment and Termination), 13.2 (Effect of Termination), 14.3 (Counterparts), 14.4 (Notices), 14.5 (Public Announcements), 14.6 (Severability), 14.7 (Entire Agreement), 14.10 (Governing Law; Jurisdiction), 14.11 (Waiver of Jury Trial), 14.12 (Headings), 14.13 (Interpretation), 14.14 (Specific Performance), 14.16 (Survival of Covenants) and 14.17 (Waiver). Except as provided in the preceding sentence, and except as specifically provided in the Separation and Distribution Agreement and the Transition Services Agreement, this Agreement shall be the exclusive agreement among the parties with respect to all Tax matters, including indemnification in respect of Tax matters. In the event of any conflict between this Agreement and any other Transaction Agreement, this Agreement shall control.

ARTICLE XII

SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. This Agreement is solely for the benefit of Tribune, Tribune Publishing and their respective Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder. The obligations of Tribune Publishing under this Agreement shall be binding upon any Person that acquires all or substantially all the assets or stock of Tribune Publishing, whether by merger, amalgamation or consolidation, asset purchase, stock purchase or subscription or otherwise, and Tribune Publishing shall not enter into any agreement for any such transaction that does not so expressly provide in writing. The obligations of Tribune under this Agreement shall be binding upon any Person that acquires all or substantially all the assets or stock of Tribune, whether by merger, amalgamation or consolidation, asset purchase, stock purchase or subscription or otherwise, and Tribune shall not enter into any agreement for any such transaction that does not so expressly provide in writing. This Agreement is being entered into by Tribune and Tribune Publishing on behalf of themselves and their Subsidiaries. This Agreement shall constitute a direct obligation of each member of the Tribune Group and each member of the Tribune Publishing Group and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of Tribune or Tribune Publishing in the future.

ARTICLE XIII

EFFECTIVENESS

All covenants and agreements of the parties contained in this Agreement shall be effective immediately.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TRIBUNE MEDIA COMPANY

By:	/s/ Steven Berns
	Name:	Steven Berns
	Title:	Executive Vice President and Chief Financial Officer

TRIBUNE PUBLISHING COMPANY

By:	/s/ Steven Berns
	Name:	Steven Berns
	Title:	President and Chief Executive Officer

[Signature Page to Tax Matters Agreement]